Exhibit 99.1
eBay Completes Acquisition of Skype
San Jose, Calif., October 14, 2005 — eBay (Nasdaq: EBAY; www.ebay.com) today completed its previously announced acquisition of Skype, the global Internet communications company.
In accordance with the terms of the acquisition agreement as announced on September 12, 2005, eBay acquired all of the outstanding shares of privately-held Skype for a total up-front consideration of approximately €2.1 billion, or approximately $2.5 billion, plus potential performance-based consideration. The up-front consideration is comprised of approximately $1.3 billion in cash and the value of 32.8 million shares of eBay stock, which are subject to certain restrictions on resale.
The maximum amount potentially payable under the performance-based earn-out is approximately €1.2 billion, or approximately $1.4 billion, and would be payable in cash or eBay stock, at eBay’s discretion, with expected payment to occur in 2008 and/or 2009. Skype shareholders were offered the choice between several consideration options for their shares. Shareholders representing approximately 42% of the Skype shares ultimately chose to receive a single payment in cash and eBay stock at the close of the transaction. Shareholders representing the remaining approximate 58% of the Skype shares chose to receive a reduced up-front payment in cash and eBay stock at the close plus potential future earn-out payments which are based on performance-based goals for active users, gross profit and revenue.
The above-mentioned dollar amounts are approximate, based on an October 12, 2005 exchange rate of €1 to $1.20.
As previously indicated, eBay expects the acquisition to be dilutive to its Q4-05 pro forma and GAAP earnings per share by $0.01 and $0.04 respectively. For the full year 2006, eBay expects the transaction to be dilutive to pro forma and GAAP earnings per share by $0.04 and $0.12 respectively, with breakeven on a pro forma basis expected in the fourth quarter of 2006.
Pro forma earnings per share represents GAAP earnings per share adjusted to exclude certain items, primarily stock based compensation expense, amortization of acquired intangibles and income taxes related to these items.
About eBay Inc.
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites — including the eBay Marketplace, PayPal, Kijiji, Rent.com and Shopping.com — that bring together millions of buyers and sellers every day.

About Skype Technologies SA
Skype, the Global Internet Communications Company™, allows people everywhere to make free, unlimited, superior quality voice calls via its award-winning innovative peer-to-peer software for Windows, Linux, Mac OS X, and Pocket PC platforms. Skype is available in 27 languages and is the fastest growing voice communications offering worldwide. Since its launch in August 2003, Skype has been downloaded more than 182 million times in 225 countries and territories. 59 million people are registered to use Skype’s free services, with more than 3 million people using Skype simultaneously at any one time. Skype earns revenue through its premium service offerings, and has a growing network of global affiliates, and a community of developers working with the Skype APIs. Skype Technologies SA is headquartered in Luxembourg and has offices in London and Estonia. www.skype.com
Forward-Looking Statements
This announcement contains forward-looking statements regarding Skype and the expected impact of the acquisition of Skype on eBay’s financial results. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the reaction of the users of Skype’s services, the future growth of Skype’s user base and public acceptance of Internet voice communication services, rapid technological changes in the Internet voice communications sector, the reaction of competitors to the transaction, global developments in the regulation of Internet voice communication services including those provided by Skype, the possibility that integration of Skype’s offerings following the transaction may be more difficult than expected, and the possibility that entry by Skype and eBay into potential new lines of business will not be successful. More information about potential factors which could affect eBay’s business and financial results is included in eBay’s Annual Report on Form 10-K for the year ended December 31, 2004, the company’s Quarterly Reports on Form 10-Q, and current reports on Form 8-K. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.
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